UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Vignette Corporation

(Name of Registrant as Specified In Its Charter)

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VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

April 25, 2005

TO THE STOCKHOLDERS OF VIGNETTE CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Vignette Corporation (“Vignette” or the “Company”), which will be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 27, 2005, at 9:00 A.M., Central Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE TELEPHONICALLY OR BY USING THE INTERNET. Returning the proxy, voting telephonically or via the Internet does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

/s/ Thomas E. Hogan

Thomas E. Hogan
President, Chief Executive Officer and Director

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 27, 2005

The Annual Meeting of Stockholders (the “Annual Meeting”) of Vignette Corporation (the “Company”) will be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 27, 2005, at 9:00 A.M., Central Time, for the following purposes:

1.	To elect two directors of the Board of Directors to serve until the 2008 Annual Meeting or until a successor(s) has been duly elected and qualified;

2.	To approve a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio for one-for-ten shares.

3.	To ratify the appointment of Ernst & Young as the Company’s independent public accountants for the fiscal year ending December 31, 2005; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 1, 2005 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 1301 South MoPac Expressway, Austin, Texas 78746 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Bryce M. Johnson

Bryce M. Johnson
Secretary

Austin, Texas

April 25, 2005

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE TELEPHONICALLY OR BY USING THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held May 27, 2005

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Vignette Corporation, a Delaware corporation, for the Annual Meeting to be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 27, 2005, at 9:00 A.M., Central Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about April 25, 2005.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On April 1, 2005, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 290,965,280 shares of Common Stock outstanding. Each stockholder of record on April 1, 2005 is entitled to one vote for each share of Common Stock held by such stockholder on April 1, 2005. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of elections, appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1. Each Director is elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominee for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal 2. Approval to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio for one-for-ten shares, requires the affirmative vote of a majority of those shares entitled to vote on this proposal. Abstentions and broker non-votes will be counted as having voted against the proposal.

Proposal 3. Ratification of the appointment of Ernst & Young as the Company’s independent public accountants, for the fiscal year ending December 31, 2005, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the

Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the proxy by using the enclosed envelope, which is solicited by the Company’s Board of Directors, which will be voted as you direct on your proxy when properly completed. You may also vote telephonically or by using the Internet. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, FOR Proposal No. 3 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail, electronic mail, or telephone.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (512) 741-4300 or by mail addressed to Investor Relations, Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has authorized nine (9) directors. In accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2006 Annual Meeting; Class II, whose term will expire at the 2007 Annual Meeting; and Class III, whose term will expire at the 2005 Annual Meeting. At the 2005 Annual Meeting, two directors will be elected to serve as Class III directors until the Annual Meeting to be held in 2008 or until his or her respective successor is elected and qualified. The Board of Directors has selected Messrs. Hawn and DeNero as the nominees for Class III. The nominees for the Board of Directors are currently directors of the Company and are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below.

Set forth below is information regarding the nominee, including his or her age as of March 31, 2005, his positions and offices held with the Company and certain biographical information:

Nominee	Age	Positions and Offices Held with the Company
Jeffrey S. Hawn (1)(2)(3)	41	Director

Henry T. DeNero (3)	59	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance and Nominating Committee

Set forth below is information regarding the continuing directors of the Company, including their ages as of March 31, 2005, their positions and offices held with the Company and certain biographical information.

Continuing Directors	Age	Positions and Offices Held with the Company

Kathleen B. Earley (2)(3)	53	Director

Joseph M. Grant (2)	66	Director

Thomas E. Hogan (4)	45	President, Chief Executive Officer and Director

Michael D. Lambert (1)(3)	58	Chairman of the Board

Jan H. Lindelow (1)(3)	59	Director

(1)	Member of Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance and Nominating Committee
(4)	Member of the Stock Option Committee

Henry T. DeNero joined the Vignette Board of Directors in January 2005. Mr. DeNero was formerly Executive Vice President of First Data Corporation, a computer services company focusing on financial and transaction processing markets; and Vice-Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation). Mr. DeNero’s experience also includes tenure as Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business that was sold to LendingTree, Inc. Prior to joining Dayton Hudson in 1992, Mr. DeNero was a Senior Partner with the management consulting firm McKinsey & Company. An independent management consultant, Mr. DeNero currently serves on the boards of PortalPlayer, Inc., Western Digital Corp., Banta Corporation, THQ Inc., and Digital Insight Corporation. Mr. DeNero received his Bachelor of Arts from Amherst College and his Masters of Business Administration from Stanford Graduate School of Business.

Jeffrey S. Hawn has served as a director of Vignette since November 2001. Effective April 1, 2004, Mr. Hawn became an Operating Partner of JMI Inc., a private equity firm based in San Diego, CA. Mr. Hawn served as Senior Vice President, Operations for BMC Software, Inc. from January 2002 to March 2004, where he was responsible for overseeing the finance, corporate planning and development, and information technology and business operations. Mr. Hawn served as Senior Vice President, BMC Ventures through January 2002, where he was responsible for identifying, developing and managing BMC’s emerging technologies and new business opportunities. From 1990 to 2000, Mr. Hawn was employed by McKinsey & Company, a global consulting firm, where he was a partner from 1995 to 2000. Mr. Hawn also serves on the board of directors of Pervasive Software, Inc., a software management company, and a number of private companies. Mr. Hawn received his Master of Business Administration from The University of Texas at Austin and his Bachelor of Science in Mechanical Engineering from Southern Methodist University.

Kathleen B. Earley joined the Vignette Board of Directors in May 2004. Ms. Earley is currently President and Chief Operating Officer of The Trizzetto Group, Inc., a healthcare software company. Ms. Earley was Senior Vice President and Chief Marketing Officer at AT&T, a position in which she had responsibility for all AT&T business-related brand, image, advertising and marketing strategy. Previously, Ms. Earley was president of AT&T Data and Internet Services and retired from AT&T in June 2002 after eight years of service with the company. Ms. Earley was formerly on the board of directors of Standard Microsystems Corporation and Blue Sky Productions as well as the Hewlett Packard Global Advisory Board. She is currently a member of the board of directors of Computer Network Technology (CMNT), Digital Realty Trust, and a number of private companies. Ms. Earley has a Bachelor of Science in accounting and a Masters of Business Administration in finance from the University of California, Berkeley.

Joseph M. Grant has served as a director at Vignette since October 2003. Mr. Grant has served as Chairman and Chief Executive Officer of Texas Capital Bancshares Inc. since 1998 as well as chairman of Texas Capital Bank and its Internet division, BankDirect. From 1990 to 1998, Mr. Grant was Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation (EDS), an outsourcing services firm. Mr. Grant serves on the board of directors of KERA, M.D. Anderson Cancer Center, Southern Methodist University’s Tate Lecture Series, Communities Foundation of Texas and Wingate Partners. Mr. Grant earned a Master of Business Administration and a doctorate in finance and economics from The University of Texas and his bachelor of business degree from Southern Methodist University.

Thomas E. Hogan has served as our Chief Executive Officer since July 2002 and as President and director since April 2001. Mr. Hogan served as our Chief Operating Officer from April 2001 to July 2002. From March 1999 to March 2001, Mr. Hogan served in various roles at Siebel Systems, Inc., including most recently as Senior Vice President of Worldwide Sales and Operations. Prior to his employment at Siebel Systems, Mr. Hogan worked at IBM Corporation from January 1982 to March 1999, where he held several executive posts, including Vice President of Midrange Systems, Vice President of Sales, Consumer Packaged Goods and Vice President, Sales Operations. Mr. Hogan also serves on the board of directors of Vastera, Inc., a global trade management company, and Inforte Corporation, a technology consulting company. Mr. Hogan received his Bachelor of Sciences in biomedical engineering from the University of Illinois and his Masters of Business Administration in finance and international business with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University.

Michael D. Lambert has served as a director since September 2002 and as Chairman of the Board since June 2003. Most recently, Mr. Lambert served as Senior Vice President of the Enterprise Systems Group at Dell Computer Corporation and as a member of a six-man operating committee reporting to the Office of Chairman. Prior to joining Dell, he served as Vice President of Sales and Marketing for Compaq. Mr. Lambert also served as Vice President and General Manager for the Large Computer Products division at NCR/AT&T Corp, where he spent more than 16 years serving in various senior-level roles in product management, sales and software engineering. In addition to the Vignette Board of Directors, Mr. Lambert serves on the boards of directors of Western Digital Corp. and Panasas Inc. Mr. Lambert received his Bachelor of Sciences in business from The University of Kentucky.

Jan H. Lindelow has served as a director of Vignette since October 2002. Mr. Lindelow joined Tivoli, a unit of the IBM Software Group in June 1997 and served as Chairman and Chief Executive Officer of Tivoli until the spring of 2001. He then became Vice President, Emerging Business Development for IBM until his retirement in 2002. From 1994 to 1995, Mr. Lindelow was President and Chief Operating Officer of Symbol Technologies. He also served in several senior executive positions with Asea Brown Boveri (ABB), a worldwide company delivering power and automation technologies from 1988 to 1994. Prior to ABB, Mr. Lindelow was president of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company during which time he spearheaded the company’s entry into UNIX and other open markets. Mr. Lindelow joined Unisys/Sperry in his native Sweden where he subsequently became President of Sperry’s Nordic Group. Mr. Lindelow serves on the board of directors of Active Power, Inc., a system provider for power solutions, and a number of private companies. Mr. Lindelow earned a Masters of Science in engineering from the Royal Institute of Technology in Stockholm, Sweden.

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2004, the Board of Directors held twelve (12) meetings and acted by unanimous written consent in lieu of a meeting on two (2) occasions. For the fiscal year, each of the directors during the term of his or her tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee (the “Nominating Committee”), and the Stock Option Committee.

During the fiscal year ended December 31, 2004, the Audit Committee of the Board of Directors held seven (7) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent public accountants, the scope of the annual audits, fees to be paid to the Company’s accountants, the performance of the Company’s accountants and the accounting practices of the Company. The members of the Audit Committee are Messrs. Hawn and Grant and Ms. Earley.

During the fiscal year ended December 31, 2004, the Compensation Committee of the Board of Directors held six (6) meetings as well and acted by written consent in lieu of a meeting on twenty (20) occasions. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers of the Company, and reviews the compensation programs for other key employees of the Company, including salary and cash bonus levels and option grants under the 1999 Equity Incentive Plan and the 1999 Supplemental Stock Option Plan. The members of the Compensation Committee are Messrs. Lambert, Lindelow, and Hawn.

During the fiscal year ended December 31, 2004, the Stock Option Committee of the Board of Directors acted by written consent in lieu of a meeting on twenty-eight (28) occasions. The Stock Option Committee approves stock option grants to employees and consultants of the Company who are not officers up to a maximum number of shares set by the Board of Directors. Mr. Hogan is the sole member of the Stock Option Committee.

The Nominating Committee selects candidates for open Board of Directors positions, provides succession planning for the Chairman and Chief Executive Officer positions, and conducts performance reviews for the Chief Executive Officer and other members of the Board. There are certain minimum qualifications for Board members that director candidates should possess, including issues of character, judgment, diversity, age, expertise, corporate experience, length of service, and other commitments. Other factors that are considered include meeting applicable independence standards for directors (where independence is required) as defined in Rule 4200 of the Nasdaq Stock Market, Inc., and absence of conflicts of interest. The Nominating Committee may modify minimum qualifications from time to time, as it deems necessary and/or appropriate.

The Nominating Committee identifies, considers, and recommends candidates to fill new positions or vacancies on the Board, and reviews any candidates recommended by stockholders. In performing these duties, the Committee has the authority to retain and terminate any search firm used to identify Board candidates and also has the authority to approve the search firm’s fees and other retention terms.

The Nominating Committee will consider nominees recommended by Company stockholders provided that such recommendations are submitted to the Company not more than 90 days and no less than 60 days prior to the first anniversary of the preceding year’s annual meeting. Such notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder as appearing on the Company’s books and of such beneficial owner and the class and number of shares of the Company that are owned beneficially and of record by the stockholder and such beneficial owner. The Nominating Committee consists of Messrs. DeNero, Hawn, Lambert and Ms. Earley. At the beginning of 2004, the Nominating Committee consisted of Messrs. Lambert and Lindelow.

The Nominating Committee operates under a charter, which is available on our corporate website at www.vignette.com. You will find the charter of the Committee and the charters of all of our other Board committees under the Investor Relations heading. All committee members are independent under the standards established by the Nasdaq exchange.

Statement on Corporate Governance

We have reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the Securities and Exchange Commission and the Nasdaq National Market’s (“Nasdaq”) new corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. We have amended the charter of our Audit Committee and created the Corporate Governance and Nominating Committee charter to comply with the new rules and standards. You can access our committee charters free of charge on our website at www.vignette.com or by writing to us at Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746, Attn: Investor Relations. We encourage, but do not require, our Board members to attend the annual stockholders meeting. Last year, two of our directors attended the annual stockholders meeting. We have adopted the following standards for director independence in compliance with the Nasdaq corporate governance listing standards:

•	No director qualifies as “independent” if such person has a relationship, which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•	A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship;

•	A director who accepts, or whose immediate family member accepts, more than $60,000 per year in compensation from us or any of our subsidiaries, other than certain permitted payments such as compensation for board or board committee service, payments arising solely from investments in our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $60,000 per year in such compensation;

•	A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization in which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•	A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•	A director who is, or who has a family member who is, a current partner of our outside auditor, Ernst & Young LLP, or was a partner or employee of Ernst & Young who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

Director Compensation

Directors who are employees of the Company do not receive any additional compensation for their services as directors. During fiscal 2004, non-employee directors of the Company received the following compensation:

•	an annual retainer of $15,000 for serving on the Board;

•	a fee of $2,000 for each Board meeting attended;

•	an annual retainer of $8,000 for service on the Audit Committee;

•	an annual retainer of $5,000 for service on the Compensation Committee; and

•	an annual retainer of $2,000 for service on the Nominating Committee.

•	In addition, an annual retainer is paid to those serving as Chairman of the various committees as follows: $10,000 for service as Chairman of the Audit Committee, $5,000 for service as Chairman of the Compensation Committee and $2,500 for service as Chairman of the Nominating Committee.

Effective February 2005, a new cash compensation plan was adopted for non-employee directors of the Company. Under this new plan, non-employee directors will receive an increase in the annual retainer from $15,000 to $25,000 for serving on the Board for fiscal 2005.

Non-employee directors are eligible to participate in the 1999 Non-Employee Directors Option Plan and the 1999 Equity Incentive Plan. During fiscal 2004, non-employee directors were eligible to receive the following non-qualified stock options:

•	60,000 option shares on the date first elected or appointed to the Board (unless previously employed by the Company).

•	30,000 option shares at the last Annual Meeting, provided the non-employee member had at least six-months of service with the Company as a director prior to the grant.

•	5,000 option shares for service on the Audit Committee, with Committee chair receiving an additional 5,000 options; 2,500 option shares for service on the Compensation Committee, with Committee chair receiving an additional 2,500 options; and 1,250 option shares for service on the Nominating Committee, with Committee chair receiving an additional 1,250 options.

•	Directors of the Board may elect to receive their annual service retainers in the form of a non-qualified stock option. The number of stock option shares will be based on the total cash compensation due plus an additional 25% of the annual retainer, divided by the fair market value of the Company’s common stock on the grant date of the applicable stock option.

•	If the Chairman of the Board elects to receive the Chairman’s annual service retainer in the form of a non-qualified stock option, the number of stock option shares will be based on the $60,000 annual retainer plus an additional uplift of $15,000 (which equals 25% of the annual retainer), divided by the fair market value of the Company’s common stock on the grant date of the applicable stock option.

The exercise price for all non-employee director options is 100% of the fair market value of the shares on the grant date. The annual option grant to non-employee directors in fiscal 2004 of 15,000 shares of Common Stock was made on May 21, 2004 at an exercise price of $1.60 per share. Assuming continued service on the Board, all non-employee director options become exercisable in 100% of the option shares after one year from the date of grant.

Effective February 2005, the Board approved that non-employee directors, who have served on the Board for at least six months, will receive non-qualified stock options valued at $50,000 and a restricted stock award valued at $50,000, as determined by the Board.

New options granted to non-employee directors will become exercisable for 100% of the option shares after one year from the date of grant. Restricted stock awards to non-employee directors will fully vest after one year from the date of grant.

Stockholder Communications with Directors

The Company provides for a process for stockholders to communicate with the Board. Stockholders may send written communications to the attention of the Board, specific Board member or committee, in care of Vignette Corporation, Attention: Bryce M. Johnson, Secretary, 1301 South MoPac Expressway, Austin, Texas 78746.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2005, certain information known to the Company regarding the beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, (ii) the directors, (iii) the chief executive officer and the four other highest paid executive officers of the Company for the year ended December 31, 2004, and (iv) the directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the shares are issueable pursuant to stock options that are exercisable within sixty (60) days of April 1, 2005. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. The percentage of beneficial ownership for the following table is based on 290,576,835 shares of Common Stock outstanding as of February 28, 2005. Unless otherwise indicated, the address for each listed stockholder is: c/o Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s Common Stock.

	Shares Beneficially Owned as of February 28, 2005
Beneficial Owner	Number of Shares	Percentage of Ownership
Merrill Lynch (1)	38,728,121	13.40%
FMR Corp. (2)	34,997,244	12.11%
Michael D. Lambert (3)	229,880	*
Thomas E. Hogan (4)	4,919,443	1.69%
David J. Shirk (5)	1,511,233	*
Bryce M. Johnson (6)	1,172,526	*
Charles W. Sansbury (7)	1,354,149	*
Richard L. Haenke (8)	177,267	*
Kathleen B. Earley (9)	62,000	*
Joseph M. Grant (10)	65,125	*
Jeffrey S. Hawn (11)	179,937	*
Jan H. Lindelow (12)	218,625	*
Gregory A. Peters (13)	5,821,611	2.00%
All current directors and executive officers as a group (14 persons) (14)	15,149,912	5.21%

*Less than 1% of the outstanding shares of Common Stock.

(1)	As reported in a Schedule 13G/A filed on January 19, 2005. Merrill Lynch Investment Managers has shared power to vote or to direct the vote as to 38,728,121 shares and shared power to dispose of or to direct the disposition of 38,728,121 shares. Merrill Lynch’s address is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(2)	As reported in a Schedule 13G filed on February 17, 2005. FMR Corp. has the sole power to vote or to direct the vote as to 0 shares and the sole power to dispose of or to direct the disposition of 34,997,244 shares. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Includes 179,880 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 50,000 shares.

(4)	Includes 4,430,417 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 489,026 shares.

(5)	Includes 1,510,887 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 336 shares. Mr. Shirk’s employment with the Company ended in January 2005, and any of his outstanding, unexercised options will cancel on April 14, 2005.

(6)	Includes 1,130,844 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 41,682 shares.

(7)	Includes 1,314,467 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 39,682 shares.

(8)	Includes 177,267 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005.

(9)	Includes 60,000 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 2,000 shares.

(10)	Includes 63,125 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 2,000 shares held by Mr. Grant in a retirement trust.

(11)	Includes 159,937 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 20,000 shares.

(12)	Includes 93,625 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 125,000 shares.

(13)	Includes 3,159,737 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005, and direct ownership of 2,171,874 shares and indirect ownership of 490,000 shares held by Mr. Peters in an investment trust.

(14)	Includes 11,436,207 shares subject to currently exercisable options or options exercisable within 60 days of April 1, 2005.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or the “Committee”) has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer (“CEO”) and certain other executive officers of the Company and to administer the Company’s 1999 Equity Incentive Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers and key employees each fiscal year.

For the 2004 fiscal year, the process utilized by the Committee in determining executive officer compensation levels other than cash bonuses was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company’s key executive officers. However, the Committee made the final compensation decisions concerning such officers.

General Compensation Policy

The Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his or her own level of performance. Accordingly, each executive officer’s compensation package consists of: (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

Base Salary

The base salary for each executive officer is based on general market levels and personal performance. Each individual’s base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

Annual Cash Bonuses

Each executive officer has an established cash bonus target based on the achievement of quarterly and annual targets. The annual pool of bonuses for executive officers is distributed on the basis of the Company’s achievement of the financial performance targets established at the start of the fiscal year and personal objectives established for each executive. Actual bonuses paid reflect an individual’s accomplishment of both corporate and functional objectives and are based on a percentage of the individual’s base salary. The financial goals set for the 2004 fiscal year bonuses were based on the achievement of quarterly and annual revenue and operating income targets. Although the Company met or exceeded the goals set for revenues and operating income for part of fiscal year 2004, the Company did not meet these performance metrics for other quarters. Consequently, the bonuses paid to the executives were below the targets and averaged 25% of target. Each year, the annual incentive plan is reevaluated and new performance targets are established reflecting the Company’s business plan and financial goals.

Long-Term Incentive Compensation

Generally, a significant grant is made in the year that an officer commences employment and subsequent option grants may be made at varying times and in varying amounts in the discretion of the Committee. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion.

Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share over a specified period of time. The option vests in periodic installments over a one to four year period, contingent upon the executive officer’s continued employment with the Company. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ, and then only if the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation

The annual base salary for Mr. Hogan, the Company’s CEO, was established by the Committee based on reviews of compensation of other chief executive officers of other comparable companies.

The potential bonus paid to the CEO for the fiscal year was based on an incentive plan similar to those in place for all other officers. Specifically, a target incentive was established at the beginning of the year using an agreed-upon formula based on Company revenue and profit. Each year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for revenue and profit. Actual bonuses paid reflect an individual’s accomplishment of both corporate and functional objectives and are based on a percentage of the individual’s base salary. Each year, the annual incentive plan is reevaluated and new performance targets are established reflecting the Company’s business plan and financial goals.

Tax Limitation

Under the federal tax laws, a publicly held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. To qualify for an exemption from the $1 million deduction limitation, the stockholders were asked to approve a limitation under the Company’s 1999 Equity Incentive Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Because this limitation was adopted, any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1999 Equity Incentive Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The Committee will defer any decision on whether to limit the dollar amount of all other compensation payable to the Company’s executive officers to the $1 million cap.

Compensation Committee Jan H. Lindelow Jeffrey S. Hawn Michael D. Lambert

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors was formed in May 1998, and the members of the Compensation Committee are Messrs. Hawn, Lambert and Lindelow. None of these individuals was at any time during 2004, or at any other time, an officer or employee of the Company or its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between December 31, 1999 and December 31, 2004 with the cumulative total return of (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the “Nasdaq Stock Market-U.S. Index”) and, (ii) the Standard and Poor’s Internet Technology Index (S&P IT Index), over the same period. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends. The comparisons shown in the graph below are based upon historical data. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock.

	Cumulative Total Return
	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Vignette Corporation	100.00	33.13	9.88	2.26	4.18	2.56
Nasdaq Stock Market-U.S. Index	100.00	60.09	45.44	26.36	38.55	40.87
S&P IT Index	100.00	59.10	43.81	27.42	40.37	41.40

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the compensation earned in 2004, 2003, and 2002 by the Company’s Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Officers”), each of whose aggregate compensation for 2004 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Restricted Shares (2)	Number of Securities Underlying Options	All Other Compen- sation (3)
Thomas E. Hogan (4)(8) President and Chief Executive Officer and Director	2004 2003 2002	$327,115 310,153 306,923	$90,000 121,250 94,688	— 1,000,000 37,500	— 2,000,000 761,667	$5,360 17,461 32,879

David J. Shirk (5) Senior Vice President, Product Strategy and Marketing	2004 2003 2002	233,654 221,538 210,048	47,313 53,446	— — —	500,000 — 505,625	6,190 1,981 15,304

Bryce M. Johnson (6) Senior Vice President, General Counsel	2004 2003 2002	233,654 203,500 160,577	25,000 36,062 39,141	— — —	450,000 — 605,833	988 3,637 704

Charles W. Sansbury (7) Chief Financial Officer	2004 2003 2002	233,654 203,500 160,577	31,250 37,281 39,141	— — —	500,000 — 355,833	2,950 5,055 704

Richard L. Haenke (9) Senior Vice President, Customer Care	2004 2003 2002	181,731 163,031 155,606	20,250 32,535 9,371	— — —	200,000 — 177,708	1,534 646 1,601

(1)	Salary includes amounts deferred under the Company’s 401(k) Plan.

(2)	Represents cash equivalent of any restricted stock awards.

(3)	Represents relocation expenses and other taxable perquisites paid by the Company

(4)	Mr. Hogan commenced employment with the Company in April 2001.

(5)	Mr. Shirk commenced employment with the Company in July 2000 and resigned in January 2005.

(6)	Mr. Johnson commenced employment with the Company in January 2001.

(7)	Mr. Sansbury commenced employment with the Company in January 2000.

(8)	Mr. Hogan received restricted stock awards for 30,992 and 431,034 shares in 2002 and 2003, respectively. The award in 2002 vests quarterly over a three year period from December 30, 2002. The award in 2003 was part of a long-term incentive package and originally was to vest in January 2006; however, the Board amended the award’s vesting schedule in December 2004 so that the shares will vest in February 2006 during a predetermined open insider-trading window in conjunction with the Company’s Corporate Insider Trading Policy. During 2003, Mr. Hogan vested in 10,330 shares valued at $20,996 in compensation under his 2002 restricted stock award and in 2004, he vested in 10,331 shares valued at $17,096 in compensation. At December 31, 2004, Mr. Hogan held 441,365 unvested restricted shares with a market value of $613,497.35. Mr. Hogan has the right to vote and receive any dividends paid on the restricted stock awards prior to vesting in these shares.

(9)	Mr. Haenke commenced employment with the Company in June 2000, and was designated as an Officer in January 2004.

STOCK OPTIONS

OPTIONS GRANTED IN LAST FISCAL YEAR

The following table contains information concerning the stock option grants made to each of the Named Officers during 2004. No stock appreciation rights were granted to these individuals during such year.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2004 (2)	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)*
					5%	10%
David J. Shirk (4)	400,000	3.24%	2.20	4/14/2005	$420,161	$1,006,358
David J. Shirk (5)	100,000	0.81%	1.22	4/14/2005	58,250	139,518
Bryce M. Johnson(6)	350,000	2.83%	2.20	2/24/2012	367,641	880,563
Bryce M. Johnson(7)	100,000	0.81%	1.22	9/10/2004	58,250	139,518
Charles W. Sansbury(8)	400,000	3.24%	2.20	2/24/2012	420,161	1,006,358
Charles W. Sansbury (9)	100,000	0.81%	1.22	9/10/2004	58,250	139,518
Richard L. Haenke (10)	100,000	0.81%	1.43	7/30/2012	105,040	163,533
Richard L. Haenke (11)	100,000	0.81%	1.43	7/30/2012	68,276	163,533

*The stock price as of close of business on April 1, 2005 was $1.29 per share. As a result, the actual appreciation realizable by the Named Executive Officers may be less than the amount shown in the table based on the exercise prices shown above.

(1)	The exercise price for each option may be paid in cash, in shares of Common Stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Compensation Committee has the discretionary authority to re-price the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the re-grant date. The options have a maximum term of eight (8) years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. The options will vest in the event of an acquisition of the Company by merger or asset sale unless the acquiring company assumes the options. Any options that are assumed or replaced in the acquisition and do not otherwise accelerate at that time shall automatically accelerate (and any unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee’s service terminates by reason of an involuntary or constructive termination within 18 months following the transaction.

(2)	Based on an aggregate of 12,353,271 options granted in 2004 to all employees.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 8-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4)	The options disclosed were granted to Mr. Shirk on February 24, 2004, and become exercisable over three (3) years in accordance with the following vesting schedule: 16.66% of the options become exercisable in August 2004, and an additional 8.33% become exercisable for every quarter of continuous service thereafter. Due to Mr. Shirk’s resignation in January 2005, these options will cancel in April 2005.

(5)	The options disclosed were granted to Mr. Shirk on September 10, 2004, and become exercisable over four (4) years in accordance with the following vesting schedule: 25% of the options become exercisable in September 2005, and an additional 6.25% become exercisable for every quarter of continuous service thereafter. Upon Mr. Shirk’s resignation in January 2005, these options were cancelled.

(6)	The options disclosed were granted to Mr. Johnson on February 24, 2004, and become exercisable over three (3) years in accordance with the following vesting schedule: 16.66% of the options become exercisable in August 2004, and an additional 8.33% become exercisable for every quarter of continuous service thereafter.

(7)	The options disclosed were granted to Mr. Johnson on September 10, 2004, and become exercisable over four (4) years in accordance with the following vesting schedule: 25% of the options become exercisable in September 2005, and an additional 6.25% become exercisable for every quarter of continuous service thereafter.

(8)	The options disclosed were granted to Mr. Sansbury on February 24, 2004, and become exercisable over three (3) years in accordance with the following vesting schedule: 16.66% of the options become exercisable in August 2004, and an additional 8.33% become exercisable for every quarter of continuous service thereafter.

(9)	The options disclosed were granted to Mr. Sansbury on September 10, 2004, and become exercisable over four (4) years in accordance with the following vesting schedule: 25% of the options become exercisable in September 2005, and an additional 6.25% become exercisable for every quarter of continuous service thereafter.

(10)	The options disclosed were granted to Mr. Haenke on February 24, 2004, and become exercisable over three (3) years in accordance with the following vesting schedule: 16.66% of the options become exercisable in August 2004, and an additional 8.33% become exercisable for every quarter of continuous service thereafter.

(11)	The options disclosed were granted to Mr. Haenke on July 30, 2004, and become exercisable over four (4) years in accordance with the following vesting schedule: 25% of the options become exercisable in July 2005, and an additional 6.25% become exercisable for every quarter of continuous service thereafter.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning option exercises in 2004 and option holdings as of the end of the 2004 fiscal year with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year-End (1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas E. Hogan	—	—	4,013,229	2,198,438	$210,000	$210,000

David J. Shirk	—	—	1,511,887	693,738	157,500	139,500

Bryce M. Johnson	—	—	1,018,343	587,490	94,500	90,500

Charles W. Sansbury	—	—	1,157,695	604,676	110,250	102,750

Richard L. Haenke	—	—	140,382	249,076	17,500	24,500

(1)	Based on the fair market value of the Company’s Common Stock at year-end per share ($1.39) less the exercise price payable for such shares.

(2)	Market price at exercise less exercise price.

Bonus Plan

The Company has an executive bonus program pursuant to which bonuses will be paid to executive officers based on individual and Company performance targets. In addition, certain non-executive employees will receive quarterly and annual bonuses if the Company meets its performance targets. The Company’s performance targets are based on meeting revenue and income levels on a quarterly and annual basis.

Executive	Age	Positions Held with the Company
Thomas E. Hogan	45	President, Chief Executive Officer and Director

Leo E. Brunnick	38	Vice President, Engineering

Jeff Gilliam	45	Senior Vice President, Global Professional Services

Richard L. Haenke	39	Senior Vice President, Worldwide Global Customer Care

Bryce M. Johnson	46	Senior Vice President, Secretary and General Counsel

Charles E. Neal	44	Senior Vice President, Worldwide Sales and Distribution

Conleth S. O’Connell	41	Senior Vice President, Chief Technology Officer

Charles W. Sansbury	38	Senior Vice President, Chief Financial Officer

David J. Shirk	38	Senior Vice President, Product Strategy and Marketing

Thomas E. Hogan has served as our Chief Executive Officer since July 2002 and as President and director since April 2001. Mr. Hogan served as our Chief Operating Officer from April 2001 to July 2002. From March 1999 to March 2001, Mr. Hogan served in various roles at Siebel Systems, Inc., including most recently as Senior Vice President of Worldwide Sales and Operations. At Siebel Systems, he was

responsible for generating license revenue through all distribution channels, including direct sales, telesales and the reseller channel. Prior to his employment at Siebel Systems, Mr. Hogan worked at IBM Corporation from January 1982 to March 1999, where he held several executive posts, including Vice President of Midrange Systems, Vice President of Sales, Consumer Packaged Goods and Vice President, Sales Operations. In addition to the Vignette board, Mr. Hogan serves on the board of Vastera, Inc. and Inforte Corporation Mr. Hogan received his Bachelor of Sciences in biomedical engineering from the University of Illinois and his Masters of Business Administration in finance and international business with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University.

Leo E. Brunnick is our Vice President of Engineering since June 2004. His position includes overseeing and managing development centers in Austin, Texas, Sydney, Australia, and Indian centers in Hyderabad and Ahmedabad. During his tenure at Vignette and prior to assuming his current position, Brunnick held multiple roles in the engineering division, including Senior Director of Engineering, Director of Engineering, and Director of Quality Assurance. Before joining Vignette in 1999, Brunnick worked at Andersen Consulting where he managed large-scale software development projects within the TeleComm practice. Previous to Anderson Consulting, he served as a Marine Corps officer. Brunnick received a Bachelor of Arts in general engineering from Harvard University and a Masters in Business Administration in finance from Georgia State University.

Jeff Gilliam joined Vignette as Senior Vice President of Global Professional Services in July 2004. In this role, he is responsible for Vignette’s consulting services worldwide. Mr. Gilliam joined Vignette from EDS, where he was most recently president of EDS Global Strategic Alliances. Earlier, Mr. Gilliam served as president of EDS’ U.S. western region for operations solutions where he managed a $1 billion operation and drove almost $2 billion in additional business opportunities. Gilliam first joined EDS in 1985 as a system engineer. Mr. Gilliam holds a Bachelor of Science in computer science from Western Kentucky University.

Richard L. Haenke has served as our Senior Vice President of Worldwide Global Customer Care at Vignette since January 2004 and has overall responsibility for the Company’s customer care organization in addition to setting strategy around customer support initiatives. Mr. Haenke joined Vignette in 2000 as Vice President of Global Customer Care. From December 1993 to June 2000, Mr. Haenke held a variety of positions at SAP America including Vice President of Customer Support. Mr. Haenke received his bachelor degree in both business and marketing from Northwood University.

Bryce M. Johnson has served as our Senior Vice President and General Counsel since December 2000 and is responsible for overseeing the Company’s legal, human resources and governmental affairs. From March 1997 to November 2000, Mr. Johnson was the Chief Legal Counsel for Tivoli Systems Inc. and Associate General Counsel of IBM Corporation. From May 1984 to March 1997, Mr. Johnson held a variety of legal positions with IBM Corporation, including Counsel to IBM Europe in Paris, France. Mr. Johnson received his Bachelor of Arts with highest honors from Georgetown College and his Doctor of Jurisprudence from the University of Kentucky.

Charles E. Neal is Senior Vice President of Worldwide Sales and Distribution at Vignette. In this role, Neal has overall responsibility for the company’s customer-facing operations, including global sales and partner operations. Mr. Neal joined Vignette in 2001 as Vice President of North American sales, and later became Vignette’s Vice President of Global Field Operations. Prior to joining Vignette, Mr. Neal spent 17 years in a variety of sales and sales management positions at IBM. Mr. Neal received his Bachelor of Science in chemistry from the University of Kansas.

Conleth S. O’Connell has served as our Senior Vice President and Chief Technology Officer since July 2002, and in addition to that role, he has served as our Senior Vice President of Products and Strategy since January 2005. Previously Mr. O’Connell served as our Chief Architect. Mr. O’Connell manages the technical direction for Vignette and is responsible for driving new product technology initiatives. Mr. O’Connell joined the Company as one of our first engineers and helped to develop Vignette’s initial product offering. Mr. O’Connell holds a master’s degree and Ph.D. in computer information systems from Ohio State University.

Charles W. Sansbury has served as our Senior Vice President and Chief Financial Officer since September 2001. Prior to accepting the role as Chief Financial Officer, Mr. Sansbury served as our Senior

Vice President of Corporate Development from January 2000 to August 2001. Prior to joining Vignette, Mr. Sansbury was a Principal in the Technology Investment Banking Group at Morgan Stanley. Mr. Sansbury hold a Bachelor of Science from Georgetown University and a Master of Business Administration from The Wharton School of the University of Pennsylvania.

David J. Shirk has served as our Senior Vice President of Product Strategy and Marketing from 2001 through January 2005. From March 1998 to June 2000, Mr. Shirk served as Chief Technology Officer and Senior Vice President of Product Management at Novell Corporation. While at Novell, Mr. Shirk managed Novell’s Net Services Software strategy and the roadmap for all of Novell’s products. Prior to his tenure at Novell, Mr. Shirk served as Vice President of Marketing for Oracle Corporation from March 1996 to March 1998, leading the Industry Applications Division. In this role, Mr. Shirk built Oracle’s vertical industry go-to-market capability, during which time Oracle tripled its applications revenue. Mr. Shirk holds a Bachelor of Science in business from Ohio State University.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents the following information as of December 31, 2004: (i) aggregate number of securities to be issued under the stock plans upon exercise of outstanding options, warrants and other rights, (ii) the related weighted-average exercise price and (iii) the aggregate number of securities reserved for future issuance under such plans. The table does not include information with respect to shares subject to outstanding options assumed by the Company in business combinations.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (i) (5)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (ii)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (i)) (iii)
Equity compensation plans approved by security holders (1)	17,962,557	(3)	$3.31	(3)	40,879,631	(4)
Equity compensation plans not approved by security holders (2)	17,859,965		$2.93		17,478,079

Total	35,822,422		$3.12		58,357,710

(1)	Consists of the following plans: 1995 Stock Option/Stock Issuance Plan, the 1999 Equity Incentive Plan, the 1999 Non-Employee Directors Plan and the Employee Stock Option Plan (“ESPP”). Each fiscal year, commencing with the year 2000 and ending with the year 2002, the aggregate number of shares authorized under the 1999 Equity Incentive Plan automatically increased by the lesser of (i) 5% of the total number of shares of the Common Stock then outstanding or (ii) 11,804,820 shares. Each fiscal year, commencing with the year 2000 and ending with the year 2002, the number of shares under the ESPP automatically increased by the lesser of (i) 2% of the total number of shares of Common Stock then outstanding or (ii) 4,500,000 shares.

(2)	Consists of the 1999 Supplemental Stock Option Plan (the “1999 Supplemental Plan”) as well as inducement option grants for certain Company officers at the time of hire. As it relates to the 1999 Supplemental Plan, a total of 13,859,865 shares of the Company’s Common Stock were issuable upon exercise of outstanding options at December 31, 2004. The weighted average exercise price of those outstanding options was $2.50 per share. No options were granted and no shares were issued under the 1999 Supplemental Plan to any of the Company’s directors or executive officers. The material features of the 1999 Supplemental Plan are outlined in Note 5 to the Consolidated Financial Statements.

As it relates to inducement options granted to Company officers, such grants were issued pursuant to NASD Rule 4350(i). As of December 31, 2004, a total of 4,000,000 shares of the Company’s Common Stock were issuable upon exercise of such outstanding options. The weighted average exercise price of those outstanding options was $4.41 per share. In addition to the individual terms summarized in items (a) and (b) below, if there is a change in control of the Company and the respective officer’s employment is terminated within eighteen months of the change in control, then the remaining unvested options will become immediately exercisable.

(a)	On April 6, 2001, the Company granted Thomas E. Hogan, President, Chief Executive Officer and Director, 3,450,000 stock options at an exercise price of $3.88. These options expire on April 6, 2009, and become exercisable as follows: 862,500 options become exercisable at a rate of 25% per quarter over one year beginning April 6, 2001; and 2,587,500 options become exercisable at a rate of 6.25% per quarter beginning April 6, 2001. If Mr. Hogan’s employment is terminated for any reason other than cause or if Mr. Hogan resigns under certain circumstances, then the options will vest as though Mr. Hogan completed one additional year of employment, but not more than 25% of the then unvested shares will vest. As of December 31, 2004, 3,450,000 stock options under this grant remain outstanding.

(b)	On January 22, 2001, the Company granted Bryce M. Johnson, Senior Vice President, General Counsel and Secretary, 550,000 stock options at an exercise price of $7.75 per share. These options expire on January 22, 2009 and become exercisable as follows: 25% on January 22, 2002, and 6.25% quarterly thereafter. As of December 31, 2004, 550,000 stock options under this grant remain outstanding.

(3)	Excludes purchase rights accrued under the ESPP.

(4)	Includes shares available for future issuance under the ESPP. As of December 31, 2004, there were 12,684,202 shares available for future issuance under the ESPP.

(5)	Excludes information for options assumed by the Company in business combinations. As of December 31, 2004, a total of 51,698 shares of the Company’s Common Stock were issuable upon exercise of outstanding assumed options under the assumed plans. The related weighted average exercise price of those outstanding options was $4.67 per share. Upon assumption by the Company, no additional options may be granted under these plans.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

The Compensation Committee of the Board of Directors, as the administrator of the 1999 Equity Incentive Plan, can provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or director of Vignette in connection with certain changes in control of Vignette. The accelerated vesting may be conditioned on the termination of the individual’s employment following the change in control event.

The Compensation Committee has the authority under the 1999 Equity Incentive Plan to accelerate the exercisability of outstanding options, or to accelerate the vesting of the shares of Common Stock subject to outstanding options, held by the Chief Executive Officer and the Company’s other executive officers. Such acceleration may be conditioned on the optionee’s termination of employment (whether involuntarily or through a forced resignation) and may be conditioned upon the occurrence of a merger, reorganization or consolidation or upon a hostile take-over of the Company effected through a tender offer or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

We entered into an offer letter dated March 5, 2001, with Thomas E. Hogan, formerly our President and Chief Operating Officer, and currently our President and Chief Executive Officer. The agreement provided for a base salary of $350,000, eligibility for an annual bonus of up to $300,000, and the grant of an option to purchase 3,450,000 shares. Mr. Hogan’s current compensation is set forth in the summary compensation table. The agreement also provided for reimbursement of certain temporary living and relocation expenses and any loss incurred upon sale of his former residence up to an appraised value. The agreement provides that if Mr. Hogan’s employment is terminated without cause or he resigns for good reason, he will receive a severance payment of twelve months salary, pro-rated annual bonus, health benefits and one year accelerated vesting of his option shares, up to a maximum of 25% of the shares. The agreement provided that if Mr. Hogan resigns his employment within 90 days following certain changes in management, then he will receive one year of accelerated vesting of his option shares.

We entered into an offer letter dated January 4, 2000, with Charles Sansbury, formerly our Senior Vice President, Corporate Development, and currently our Chief Financial Officer. The agreement provided for a base salary of $175,000, eligibility for an annual bonus of up to $75,000, and the grant of an option to purchase 825,000 shares of Common Stock. Mr. Sansbury’s current compensation is set forth in the summary compensation table. The agreement also provided for the reimbursement of certain relocation expenses. The agreement provided that if Mr. Sansbury is terminated without cause, he will receive a severance payment of six months salary. In addition, the agreement provided that if Mr. Sansbury is involuntarily terminated within eighteen months following a change in control of the Company, then any outstanding options owned by Mr. Sansbury will become fully exercisable as fully vested shares of Common Stock.

We entered into an offer letter dated June 20, 2000, with Dave Shirk, formerly our Senior Vice President of Products and Strategy and currently our Senior Vice President of Product Strategy and Marketing. The agreement provided for a base salary of $225,000, eligibility for an annual bonus of up to $112,500, the grant of an option to purchase 700,000 shares of Common Stock and eligibility for a signing bonus in the amount of $60,000. Mr. Shirk’s current compensation is set forth in the summary compensation table. The agreement provided that if, prior to May 31, 2002, Mr. Shirk had been terminated without cause, he would have received a severance payment of twelve months salary and any outstanding options owned by Mr. Shirk would have become exercisable and vested as if he had served an additional twelve months of employment. The agreement further provided that if, at any time between May 31, 2002 and August 31, 2002, Mr. Shirk had been terminated without cause, he would have received a severance payment of eight months salary and any outstanding options owned by Mr. Shirk would have become exercisable and vested as if he had served an additional eight months of employment. Finally, the agreement provided that if, at any time after August 31, 2002, Mr. Shirk is terminated without cause, he will receive a severance payment of six months salary and any outstanding options owned by Mr. Shirk will become exercisable and vested as if he had served an additional six months of employment. In January 2005, Mr. Shirk resigned from the Company.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a charter which is available on the Company’s corporate website at www.vignette.com[A1]. You will find the charter of the Committee and the charters of all of our other Board committees under the Investor Relations heading. You may also obtain a copy of the charter, free of charge, by contacting the Company’s investor relations department at (512) 741-4300 or by mail addressed to Investor Relations, Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission.

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principals generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee held seven (7) meetings during fiscal year 2004.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Audit Committee Jeffrey S. Hawn Kathleen Earley Joseph M. Grant

Independence of Audit Committee Members

The Board of Directors believes that each of the members of the audit committee is an independent director as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Exchange Act.

Audit Services

Subject to the ratification by the Company’s stockholders, the Board of Directors has reappointed Ernst & Young LLP (“Ernst & Young”) as independent auditors to audit the consolidated financial statements of the Company for fiscal year 2005.

Audit and Non-Audit Fees[A2]

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by Ernst & Young during those periods.

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$805,234	$340,000
Audit-Related Fees (2)	170,136	117,558
Tax Fees (3)	274,034	384,000
All Other Fees (4)	5,061	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”, including those associated with acquisitions, employee benefit plans and due diligence.

(3)	Tax Fees consist of fees billed for professional services rendered for the preparation of federal and state income tax returns and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. The Other Fees incurred in 2004 related to the review of a lease agreement. There were no Other Fees incurred in fiscal 2003.

In making its recommendation to ratify the appointment of Ernst & Young as the Company’s independent auditors for the fiscal year ending December 31, 2005, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young.

Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee of the Board has adopted a policy requiring pre-approval by the Audit Committee of all audit and non-audit services to be provided to the Company by the independent auditor and other accounting firms (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). The Audit Committee also has the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors. In accordance with this policy, the Audit Committee has given its approval for the provision of audit services by Ernst & Young for fiscal 2005.

PROPOSAL NO. 2

APPROVAL TO AMEND CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

The Company is asking the stockholders for approval to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Common Stock at a ratio for one-for-ten shares. The Board of Directors believes that by reducing the number of shares of Common Stock outstanding through the reverse stock split and thereby proportionately increasing the per share price of the Company’s Common Stock, then the Company’s Common Stock may be more appealing to institutional investors and institutional funds. The Board of Directors also believes that the stockholders may also benefit from a higher priced stock because of improved liquidity as a result of an increased interest from institutional investors and investment funds and lower trading costs.

If the stockholders approve the reverse stock split proposal, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware to amend our existing Amended and Restated Certificate of Incorporation in substantially the form as can be found at Exhibit A of this proxy statement. The reverse stock split will not change the percentage of Common Stock outstanding that any stockholder holds, except for any changes as a result of the treatment of fractional shares.

Certain Risk Factors Associated with the Reverse Stock Split

If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our Common Stock may not improve.

While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our Common Stock may not necessarily improve.

There can be no assurance that the total market capitalization of the Company’s Common Stock (the aggregate value of all the Company’s Common Stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company’s Common Stock following the reverse stock split will either equal or exceed the current per share market price.

There can be no assurance that the market price per new share of our Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our Common Stock outstanding before the reverse stock split. For example, based on the closing price of our Common Stock on February 28, 2005 of $1.19 per share, if the reverse stock split was implemented and approved for a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of our Common Stock would be $11.90 or greater. Accordingly, the total market capitalization of our Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

A decline in the market price of our Common Stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our Common Stock could be adversely affected following such a reverse stock split.

If the reverse stock split is effected and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Impact of the Proposed Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously for all of our Common Stock, and the ratio will be the same for all of our Common Stock. The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in our company, except to the extent that the reverse stock split would result in any holder of our Common Stock receiving cash in lieu of fractional shares. As described below, holders of our Common Stock otherwise entitled to fractional shares as a result of the reverse stock split will receive cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split holders of our Common Stock to the extent there are concurrently stockholders who would otherwise receive less than one share of Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of Common Stock will not be reduced, the reverse stock split will increase the Board of Directors’ ability to issue authorized and unissued shares without further stockholder action. After the reverse stock split, the number of authorized shares of Common Stock will be 500,000,000 shares and the number of unissued shares of Common Stock will be approximately 470,900,000 shares. The Company does not have any current plans, proposals or arrangements (written or otherwise) to issue any additional shares other than pursuant to equity plans currently in existence.

The principal effects of the reverse stock split will be that:

•	the number of shares of Common Stock issued and outstanding will be reduced from approximately 291 million shares to approximately 29.1 million shares;

•	proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options entitling the holders to purchase shares of Common Stock, which will result in approximately the same aggregate price being required to be paid for such options upon exercise immediately preceding the reverse stock split;

•	proportionate adjustments will be made to the number of shares of Preferred Stock that will be purchasable upon the exercise of the rights granted to holders of our Common Stock pursuant to our Rights Agreement; and

•	the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced proportionately.

In addition, the reverse stock split will increase the number of holders of our Common Stock who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales. The number of stockholders of record after the split is expected to be at least 1,100.

You will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the transfer agent will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Common Stock. After completing such sale, you will receive a cash payment from the transfer agent in an amount equal to your pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale; however, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, you will have no further interest in the Company with respect to your cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

If you do not hold sufficient shares of the Company to receive at least one share in the reverse stock split and you want to continue to hold the Company’s Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date:

(1)	purchase a sufficient number of shares of the Company’s Common Stock so that you hold at least an amount of shares of the Company’s Common Stock in your account prior to the reverse stock split that would entitle you to receive at least one share of the Company’s Common Stock on a post-reverse stock split basis; or

(2)	if applicable, consolidate your accounts so that you hold at least an amount of shares of the Company’s Common Stock in one account prior to the reverse stock split that would entitle you to receive at least one share of Common Stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in “street name” (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, holders of our Common Stock otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Registered and Beneficial Holders of our Common Stock

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-entry” Holders of Common Stock

Our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If you hold registered shares in book-entry form, you do not need to take any action to receive your post-reverse stock split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold following the reverse stock split.

If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the effective date. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment. This cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, you will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date you receive your payment.

Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares of Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system.

No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.”

At any time after receipt of your direct registration system statement, you may request a stock certificate representing your ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of our Common Stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the board of directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss will be restated because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect

The increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of our company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of our company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our Amended and Restated Certificate of Incorporation. Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Amended and Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of our company.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences Of The Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split. This summary is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any state of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split.

In the reverse stock split (including any fraction of a post-reverse stock split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split. The receipt of cash instead of a fractional share of Common Stock by a United States holder of Common Stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.

Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF ONE-TO-TEN SHARES.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of Ernst & Young as the Company’s independent public accountants for the fiscal year ending December 31, 2005. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Ernst & Young.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

Ernst & Young has audited the Company’s financial statements since 1996. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2004 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, with the exception of one Form 4 that was filed one day late.

CODE OF ETHICS

In May 2003, the Company adopted a Code of Ethics for all employees and directors. In April 2004, the Company adopted a Code of Ethics for Financial Officers, which specifically applies to the Company’s Chief Executive Officer, Chief Financial Officer and persons performing similar functions. A copy of each of the codes of ethics is available on our website at www.vignette.com.

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within five business days following the date of such amendment or waiver.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL YEAR 2004, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULE AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO VIGNETTE CORPORATION, 1301 SOUTH MOPAC EXPRESSWAY, AUSTIN, TEXAS 78746, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the 2006 Annual Meeting that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than January 1, 2006 in order to be included. Such stockholder proposals should be addressed to Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746, Attn: Investor Relations.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/	Bryce M. Johnson

Bryce M. Johnson
Secretary

Austin, Texas

April 25, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, VOTE TELEPHONICALLY OR VIA THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VIGNETTE CORPORATION

Vignette Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Vignette Corporation

SECOND: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 24, 1999.

THIRD: The terms and provisions of this Certificate of Amendment (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The first paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated as follows:

“The Corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is Five Hundred Million (500,000,000), par value $0.01 per share, and the authorized number of shares of Preferred Stock to be issued is Ten Million (10,000,000), par value $0.01 per share. Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective (the “Effective Time”), every ten (10) shares of the Corporation’s common stock, par value $.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into one (1) share of common stock, par value $.01 per share, of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to Mellon Investor Services LLC, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of the prevailing market prices of the

New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall be issued, upon surrender of such certificate, the appropriate number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, electronically in book-entry form under the direct registration system for securities, as well as any cash payment in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

FIFTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall become effective at              p.m. Eastern time as of                              , 2005.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been signed by the undersigned duly authorized officers of this Corporation this          day of                     , 2005.

Thomas E. Hogan, President and Chief Executive Officer

Bryce M. Johnson, Secretary

1301 South MoPac Expressway Austin, Texas 78746

AUTO DATA PROCESSING INVESTOR COMM SERVICES

ATTENTION: TEST PRINT

51 MERCEDES WAY EDGEWOOD, NY 11717

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VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Vignette Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vignette Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000

000000000000

A/C 1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

VIGCO1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIGNETTE CORPORATION

03 0000000000 219781735674

Vote On Directors

1. To elect the following Directors to serve for a term ending upon the 2008 Annual Meeting of Stockholders or until their successors are elected and qualified: Nominee: 01) Jeffrey S. Hawn 02) Henry T. DeNero

For All Withhold All For All Except

To withhold authority to vote, mark “For All Except” and write the nominee number on the line below.

Vote On Proposal

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the Company’s Common Stock at a ratio of one-for-ten shares.

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2005.

For Against Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

AUTO DATA PROCESSING INVESTOR COMM SERVICES

ATTENTION: TEST PRINT

51 MERCEDES WAY EDGEWOOD, NY 11717

123,456,789,012

926734104

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P13610

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PROXY

VIGNETTE CORPORATION

1301 South MoPac Expressway, Austin, Texas 78746

PROXY

This Proxy is Solicited on Behalf of the Board of Directors of Vignette Corporation for the Annual Meeting of Stockholders to be held on May 27, 2005

The undersigned holder of Common Stock, par value $.01, of Vignette Corporation (the “Company”) hereby appoints Thomas E. Hogan and Bryce M. Johnson, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 27, 2005 at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel at 701 Congress Avenue in Austin, Texas and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to Bryce M. Johnson, Senior Vice President, General Counsel and Corporate Secretary of the Company, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)